INVESTORS TITLE COMPANY ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS

Contact: Elizabeth B. Lewter
February 13, 2025
Telephone: (919) 968-2200
Nasdaq Symbol: ITIC
FOR IMMEDIATE RELEASE:
Chapel Hill, NC – Investors Title Company (Nasdaq: ITIC) today announced results for the fourth quarter ended December 31, 2024. The Company reported net income of $8.4 million, or $4.41 per diluted share, compared with $5.8 million, or $3.09 per diluted share, for the prior year period.
Revenues increased 31.6% to $70.6 million, compared to $53.7 million in the prior year period, primarily due to increases in net premiums written and escrow and title-related fees, partially offset by a decline in net investment gains. The increase in net premiums written and escrow and title-related fees was mainly driven by increased activity levels, which were influenced by ongoing expansion initiatives and lower average mortgage interest rates, and appreciation in average home prices. The decrease in net investment gains was mostly due to the impact of changes in the estimated fair value of equity security investments and reduced sales activity during the current year quarter.
Operating expenses increased 26.0% to $59.8 million, compared to $47.5 million in the prior year period. The increase in operating expenses was primarily due to higher agent commissions, commensurate with the increase in agent premium volume, partially offset by a decrease in personnel expenses resulting from lower staffing levels. Other categories of operating expenses were generally in line with the prior year period.
Income before income taxes increased to $10.8 million for the current year quarter, versus $6.2 million in the prior year period. Excluding the impact of net investment gains, adjusted income before income taxes (non-GAAP) increased to $10.8 million for the current year quarter, versus $3.5 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

For the twelve months ended December 31, 2024, net income increased $9.4 million to $31.1 million, or $16.43 per diluted share, versus $21.7 million, or $11.45 per diluted share, for the prior year period. Revenues increased 14.9% to $258.3 million, compared with $224.8 million for the prior year period. Operating expenses increased 10.2% to $218.8 million, compared to $198.5 million for the prior year period. Income before income taxes increased to $39.5 million for the current year, versus $26.2 million in the prior year period. Excluding the impact of net investment gains, adjusted income before income taxes (non-GAAP) increased to $34.8 million for the current year, versus $22.8 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure). Overall results for the full year period have been shaped predominantly by the same factors that affected the fourth quarter. Positive changes in the estimated fair value of equity security investments resulted in higher net investment gains compared to the prior year period.
Chairman J. Allen Fine commented, "We are pleased to report growth in both revenue and net income for the fourth quarter in comparison to the same period last year. The Company achieved a solid gain in revenue, taking it to the highest level in over two years. Profitability was aided by ongoing cost control measures which kept overhead costs flat when compared to the prior year.
"Although conditions in the real estate market remain challenging, we made solid progress against our operational goals. The overall economy remains strong and supportive of real estate activity despite record low levels of affordability in residential housing. Although the volume of home sales during 2024 hovered at a 30-year low, demand remained fairly steady over the course of the year. Any stabilization or decrease in mortgage interest rates along with ongoing improvement in the supply of homes available for sale should be supportive of increased activity. We continue to seek opportunities to expand our distribution network, make prudent investments in capital improvement projects, and maintain a disciplined approach to expense control while real estate activity remains subdued."
Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

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Cautionary Statements Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, executing on expense management strategies, development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; changes in government regulations and policy, including as a result of the recent change in presidential administrations and balance of power in Congress; changes in the economy; the impact of inflation and responses by government regulators, including the Federal Reserve, such as changes in interest rates; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the Securities and Exchange Commission, and in subsequent filings.

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Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2024 and 2023
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenues:
Net premiums written	$57,813	$38,365	$204,264	$171,158
Escrow and other title-related fees	4,856	4,167	17,954	17,109
Non-title services	4,280	4,724	17,193	19,237
Interest and dividends	2,833	2,518	10,657	9,055
Other investment income	604	837	2,600	3,752
Net investment gains	43	2,728	4,683	3,448
Other	199	344	947	991
Total Revenues	70,628	53,683	258,298	224,750

Operating Expenses:
Commissions to agents	31,834	19,639	107,343	83,374
Provision for claims	1,047	865	4,530	4,762
Personnel expenses	17,720	18,255	72,513	76,706
Office and technology expenses	4,344	4,237	17,505	17,359
Other expenses	4,872	4,474	16,944	16,319
Total Operating Expenses	59,817	47,470	218,835	198,520

Income before Income Taxes	10,811	6,213	39,463	26,230

Provision for Income Taxes	2,449	377	8,390	4,544

Net Income	$8,362	$5,836	$31,073	$21,686

Basic Earnings per Common Share	$4.44	$3.09	$16.48	$11.45

Weighted Average Shares Outstanding – Basic	1,885	1,891	1,885	1,893

Diluted Earnings per Common Share	$4.41	$3.09	$16.43	$11.45

Weighted Average Shares Outstanding – Diluted	1,896	1,891	1,892	1,893

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2024 and 2023
(in thousands)
(unaudited)

	December 31, 2024	December 31, 2023
Assets

Cash and cash equivalents	$24,654	$24,031

Investments:
Fixed maturity securities, available-for-sale, at fair value	112,972	63,847
Equity securities, at fair value	39,893	37,212
Short-term investments	59,101	110,224
Other investments	20,578	17,385
Total investments	232,544	228,668

Premiums and fees receivable	16,054	13,338
Accrued interest and dividends	1,469	978
Prepaid expenses and other receivables	7,033	13,525
Property, net	27,935	23,886
Goodwill and other intangible assets, net	15,071	16,249
Lease assets	6,156	6,303
Other assets	2,655	2,500
Current income taxes recoverable	—	1,081
Total Assets	$333,571	$330,559

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$37,060	$37,147
Accounts payable and accrued liabilities	34,011	31,864
Lease liabilities	6,356	6,449
Current income taxes payable	276	—
Deferred income taxes, net	4,095	3,546
Total liabilities	81,798	79,006

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,886 and 1,891 shares issued and outstanding as of December 31, 2024 and 2023, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	251,418	250,915
Accumulated other comprehensive income	355	638
Total stockholders’ equity	251,773	251,553
Total Liabilities and Stockholders’ Equity	$333,571	$330,559

Investors Title Company and Subsidiaries
Direct and Agency Net Premiums Written
For the Three and Twelve Months Ended December 31, 2024 and 2023
(in thousands)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024	%	2023	%	2024	%	2023	%
Direct	$15,507	26.8	$12,088	31.5	$60,626	29.7	$58,063	33.9

Agency	42,306	73.2	26,277	68.5	143,638	70.3	113,095	66.1

Total	$57,813	100.0	$38,365	100.0	$204,264	100.0	$171,158	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Twelve Months Ended December 31, 2024 and 2023
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of net investment gains and losses, which are recognized in net income under GAAP. Net investment gains and losses include realized gains and losses on sales of investment securities and changes in the estimated fair value of equity security investments. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Revenues
Total revenues (GAAP)	$70,628	$53,683	$258,298	$224,750
Subtract: Net investment gains	(43)	(2,728)	(4,683)	(3,448)
Adjusted revenues (non-GAAP)	$70,585	$50,955	$253,615	$221,302

Income before Income Taxes
Income before income taxes (GAAP)	$10,811	$6,213	$39,463	$26,230
Subtract: Net investment gains	(43)	(2,728)	(4,683)	(3,448)
Adjusted income before income taxes (non-GAAP)	$10,768	$3,485	$34,780	$22,782